UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  July 6, 2012

Fuel Doctor Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-161052	26-2274999
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

23961 Craftsman Road #L, Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  :  (818) 224-5678

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On July 6, 2012, Fuel Doctor Holdings, Inc. and Fuel Doctor LLC, the registrant’s wholly-owned subsidiary (collectively, the Company”) were served with notice that on June 29, 2012, Touchstone Advisors, Inc. (“Touchstone”) and Donald Danks, as Trustee for the Danks Family Trust, est. 1/5/90 (“Danks” and collectively with Touchstone, the “Plaintiff”) filed a complaint (the “Complaint”) in the Superior Court of the State of California, County of Los Angeles, Central District (the “Court”), Case No. BC487476, alleging, among other things, securities fraud, fraud, breach of contract and unjust enrichment against the Company, its officers directors and certain other named individuals, in connection with, among other things, a General Management and Capital Advisory Services Agreement, dated March 9, 2011, by and between the Company and Touchstone (the “Agreement”) and certain promissory notes issued by the Company to Danks.   Plaintiff is seeking, among other things, unspecified compensatory and punitive damages, restitution, legal fees, interest and such other relief as the Court deems just and proper.  The Company’s time to answer or move with respect to the Complaint has not yet expired.  However, the Company, its officers and directors deny the material allegations of the Complaint and intend to vigorously defend this action.

On March 6, 2012, the Company filed a complaint against Touchstone in the Court related to Touchstone’s failure, among other things, to provide promised capital in a merger and reorganization (Case No. BC479694).  In its operative complaint, the Company has asserted causes of action for breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, violation of the registration requirements of California securities law, unjust enrichment, and a common count to recover securities delivered by mistake. The Company is seeking rescission of a transfer of the Company’s securities to Touchstone, damages of at least $100,000, treble damages, disgorgement, punitive damages, attorneys’ fees and costs of suit, and interest.  This case is currently pending.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUEL DOCTOR HOLDINGS, INC.

Date:  July 12, 2012

By:    /s/ Mark Soffa

Mark Soffa

Chief Executive Officer

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